UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): November 10, 2010
MORGAN’S FOODS, INC.
(Exact name of registrant as specified in its charter)

Ohio (State or other jurisdiction of incorporation or organization)	1-08395 (Commission File Number)	34-0562210 IRS Employer Identification Number)
4829 Galaxy Parksway, Suite S, Cleveland, OH 44128
(Address of principal executive officers)          (Zip Code)
Registrant’s telephone number, including area code: (216) 359-9000

(Former name or former address, if changed since last report.)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement.
In furtherance of its negotiations with KFC Corporation (“KFCC”) regarding the Company’s required image enhancement obligations, on November 10, 2010 the Company and KFCC entered into a Pre-Negotiation Agreement outlining the conditions of reaching a final agreement related to the Company’s required image enhancement obligations. Under the Pre-Negotiation Agreement KFCC has agreed to forbear from terminating its franchise agreements with the Company until January 31, 2011 as long as the Company is in compliance with certain forbearance conditions, which include, among others, that (i) the Company is paid up on amounts owing under the franchise agreements, (ii) the Company is not in default of its obligations under the franchise agreements (other than the image enhancement obligations), and (iii) the Company submits to KFCC a written proposal within 30 days detailing how the Company will obtain the necessary funds to enable it to comply with the Company’s image enhancement obligations. The Company’s proposal will outline the details of the Company’s image enhancement schedule and commitment of the Company’s resources, including current cash flow and proceeds from financing activities, to the completion of the schedule. The Pre-Negotiation Agreement provides additional time for the Company to demonstrate to KFCC the Company’s financial ability to complete image enhancements and to reach a definitive agreement between the Company and KFCC on a revised image enhancement schedule. As disclosed previously on Form 8-K filed with the Securities and Exchange Commission on November 1, 2010 in connection with the Company’s image enhancement obligations, on or about October 12, 2010, the Company received notices of default from KFCC regarding ten of the Company’s restaurants. These notices of default state that unless the Company corrects the defaults by November 7, 2010 that KFCC would exercise its right to terminate the franchise agreements. As described above, as a result of the Pre-Negotiation Agreement KFCC will not exercise its termination rights until January 31, 2011, provided the Company complies with its conditions.
Even though the Pre-Negotiation Agreement outlines generally the mutually acceptable terms of a final agreement related to the Company’s image enhancement obligations, there can be no assurance that the Company (i) will be able to reach an agreement with KFCC regarding image enhancements that would extend the time periods for completion of the required image enhancements, or (ii) will complete the restructuring or that the restructuring will create the ability for the Company to complete a satisfactory number of image enhancements. If KFCC exercises its termination rights, it is unclear, what, if any, action the Company’s landlords and creditors may take under cross default provisions of the Company’s agreements that would impede the Company’s ability to satisfy its obligations. The termination of those franchise agreements would have a material adverse effect on the Company’s financial condition and results of operations.

SIGNATURE
Pursuant to the requirements of the Securities Exchange Act of 1934, this report has been signed below by the following persons on behalf of the Registrant and in the capacities and on the dates indicated.

Morgan’s Foods, Inc.
Dated: November 10, 2010	By:	/s/ Kenneth L. Hignett
Kenneth L. Hignett
Senior Vice President, Chief Financial Officer & Secretary